Exhibit 19.1

CALAVO GROWERS, INC.

INSIDER TRADING POLICY

and Guidelines with Respect to
Certain Transactions in the Company’s Securities

February 8, 2023

This Insider Trading Policy (the “Policy”) provides guidelines to directors, officers and employees of Calavo Growers, Inc. (the “Company”) with respect to transactions in the Company’s securities, including common stock, options for common stock, and any other securities the Company may issue from time to time (“Company Securities”) and the handling of Material Nonpublic Information (as defined below on page 4) about the Company and the companies with which the Company does business. The Company’s board of directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of Material Nonpublic Information about a company from: (i) trading in securities of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information. The Board has also adopted this Policy to promote compliance with other securities laws, including laws governing the resale of securities by affiliates and laws requiring the timely reporting of transactions in securities by the Company’s officers and directors.

Definitions

“Blackout Period” has the meaning ascribed to it on page 8.

“Board” means the board of directors of the Company.

“Company” means Calavo Growers, Inc.

“Company Securities” means the securities of the Company, including common stock, options for common stock, and any other securities the Company may issue from time to time.

“Compliance Representative” means the Company’s Chief Financial Officer.

“Controlled Entities” means any entities that a person influences or controls, including any corporations, partnerships or trusts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Household Member” means a person’s family members who reside with such person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose transactions in Company Securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before trading in Company Securities.

“Insider” means each of the Company’s directors, officers, and all other employees of, or consultants or contractors to, the Company, persons previously in such roles where they may have received Material Nonpublic Information, members of their immediate families, Household Members, and entities or persons controlled by them.

“Material Nonpublic Information” has the meaning ascribed to it on page 4.

“Rule 10b5-1 Plan” means a plan for transactions in Company Securities that meets certain conditions specified in the Rule 10b5-1.

“SEC” means the Securities and Exchange Commission.

“Window Period” has the meaning ascribed to it on page 8.

Applicability of the Policy; the Compliance Representative

This Policy applies to all transactions in Company Securities. It applies to Insiders of the Company, including of the Company’s subsidiaries. This Policy applies to any transactions by entities over which any Insider exercises control. This Policy also applies to transactions by any such person’s Household Members (as defined below on page 5) and to transactions by entities over which any such Household Member exercises control. This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

If you have any questions about this Policy, you may contact the Compliance Representative or Tom Li of TroyGould PC at 310-789-1228 or at tli@troygould.com.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Material Nonpublic Information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Household Member or entity whose transactions are subject to this Policy, as discussed below, complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Compliance Representative or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Statement of the Policy

General Policy

It is the policy of the Company that no Insider (or any other person designated by this Policy or by the Compliance Representative as subject to this Policy) who is aware of Material Nonpublic Information regarding the Company may, directly, or indirectly through Household Members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Not Covered”;
2.	Recommend the purchase or sale of any Company Securities;
3.

Disclose Material Nonpublic Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Insider (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of Material Nonpublic Information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities or the securities of another publicly traded company whose price may be affected by such information, until the information becomes public or is no longer material. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

An Insider may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profits by waiting.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Company Securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities operating with the benefit of hindsight. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be presumed to be material. Examples of such information include:

●	Financial results;
●	Projections of future earnings or losses, or other earnings guidance;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	News of a pending or proposed merger, acquisition or tender offer, including the pending or proposed acquisition or disposition of a significant asset;
●	News of a pending or proposed joint venture;
●	News of a Company restructuring;
●	Significant related party transactions;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	Impending bankruptcy or financial liquidity problems;
●	Stock splits or other recapitalizations;
●	New equity or debt offerings;
●	The establishment of a repurchase program for Company Securities;
●	Changes in dividend policy;
●	New product announcements of a significant nature;
●	Significant product defects or modifications;
●	Significant pricing changes;
●	Gain or loss of a substantial customer or supplier;
●	A change in the Company’s pricing or cost structure;
●	Major marketing changes;
●	Significant litigation exposure due to actual or threatened litigation, or the resolution of litigation;
●	Changes in senior management;
●	Material agreements (negotiation, entry, or termination thereof);
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;

●	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction; or
●	Any other information which is likely to have a significant impact on the Company.

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Nonpublic Information.

Transactions by Household Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before trading in Company Securities (collectively referred to as “Household Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Household Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Household Members.

Transactions by Entities you Influence or Control

This Policy applies to any Controlled Entities, and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Not Covered

The exercise of a stock option for cash under the Company’s equity incentive plans or the purchase of shares under any Company employee stock purchase plan is not required by this Policy to be made during a Window Period (as defined below on page 8) since the Company is deemed to be in possession of the information you have about the Company. However, the sale of the acquired shares by an Insider must be made during a Window Period.

In addition, neither a bona fide gift of Company stock nor a transfer of stock to a trust’s beneficiary by an Insider who serves as a trustee of the trust is required by this Policy to be made during a Window Period as long as the donor or trustee does not control the donee or beneficiary and does not give the donee or beneficiary Material Nonpublic Information about the Company. However, such a bona fide gift or transfer is subject to the pre-clearance requirements described beginning on page 7 and the Compliance Representative may require a signed certification regarding compliance with the requirements of the preceding sentence as a condition to permitting the transaction.

Transactions in mutual funds that hold Company securities are generally not transactions subject to the Policy. However, transactions in mutual funds may be prohibited under the Policy if an Insider becomes aware of Material Nonpublic Information which might materially affect the value of the mutual fund as a whole.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan which permits (i) automatic trading of the Company’s stock through a third-party broker or (ii) trading of the Company’s stock by an independent person (e.g. an investment broker) who is not aware of Material Nonpublic Information at the time of the trade. Once a program is implemented in accordance with SEC Rule 10b5-1, trades pursuant to such program shall not be subject to the limitations and restrictions set forth in other sections of this Policy. That is, trading pursuant to a program may occur even at a time outside of the Company’s Window Period or when the person on whose behalf such trade is made is aware of Material Nonpublic Information. Each program (or the form of program established by an investment bank or other third party) must conform to Rule 10b5-1 and must be reviewed and approved in advance by the Compliance Representative to help confirm compliance with this Policy and the applicable securities laws. Additional guidance for the establishment of a Rule 10b5-1 Plan can be found below under the heading “Guidelines for Rule 10b5-1 Plans”.

Specific Policies

1.Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase, sale or other transfer of Company Securities, including any offer to purchase or offer to sell securities and including a gift of Company Securities, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the open of business on the second business day following the date of public disclosure of that information (i.e., the second business day would be the first trading day in the Window Period) or (if earlier) at such time as the nonpublic information is no longer material, subject to the limited exceptions described in this Policy. For purposes of this Policy, information will be considered to have been disclosed to the public once it has been disclosed by the Company to its shareholders by means of a press release or a filing with the SEC.

2.Tipping. Insiders should never disclose or tip Material Nonpublic Information to any other person (including family or other Household Members) where such information may be used by such person to his or her benefit by trading in the securities of companies to which such information relates. It is important to note that the Insider need not receive a financial benefit in order to be found liable for insider trading. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. Furthermore, no Insider or related person shall make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities. Even if you are not in the possession of Material Nonpublic Information, do not recommend to any other person that they buy or sell securities of the Company. Remember that tipping Material Nonpublic Information is always prohibited, and that your recommendation could be imputed to the Company and may be misleading if you do not have all relevant information.

If an Insider receives inquiries about the Company from securities analysts reporters, or investors, decline comment and direct them to either of the following officers: Chief Executive Officer or Chief Financial Officer. Do not discuss Material Nonpublic Information where it may be overheard, such as in restaurants, elevators, restrooms and other public places. Remember that cellular phone conversations are often overheard and that voicemail and e-mail messages may be retrieved by persons other than their intended recipients.

3.Pre-Clearance Requirements. Executive officers, directors and other Insiders the Compliance Representative designates from time to time as being subject to these procedures, as well as the Household Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Representative. The Compliance Representative will complete (or cause to be completed) a pre-clearance checklist in the form attached as Exhibit A to this Policy, and where appropriate will give written permission for the transaction in the form attached as Exhibit B to this Policy. A request for pre-clearance should be submitted to the Compliance Representative at least two business days in advance of the proposed transaction. The Compliance Representative is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the Compliance Representative. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Quarterly Trading Restrictions. The persons designated by the Compliance Representative as subject to this restriction, as well as their Household Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a Blackout Period beginning ten business days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company’s quarterly earnings and ending ten business days prior to the close of the next fiscal quarter. Trading in the Company’s securities during the Window Period should not be considered a “safe harbor”—the responsibility for determining whether you have Material Nonpublic Information rests with you.

It should be noted, however, that even during the Window Period any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company Securities until such information has been known publicly for at least two business days. Trading in the Company Securities during the trading window should not be considered a safe harbor, and all persons who are subject to this Policy should use good judgment at all times. Furthermore, each of the Company and the Compliance Representative has the authority to prohibit trades by some or all Insiders during the trading window upon a determination that such persons may possess Material Nonpublic Information as a result of a significant event or other development affecting the Company that has not been publicly disclosed.

4.Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Representative may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Representative, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Representative may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Representative has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Material Nonpublic Information. Exceptions will not be granted during an event-specific trading restriction period.

5.Exceptions to Quarterly Trading Restrictions and Event-Specific Trading Restrictions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading

“Transactions Not Covered”. Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described above under the heading “Rule 10b5-1 Plans.”

6.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

7.Section 16 Reporting Obligations and Recovery of Short-Swing Profits. Directors and executive officers of the Company must comply with the reporting obligations set forth in Section 16(a) of the Exchange Act. In addition, directors and officers are subject to disgorgement of short-swing profits under Section 16(b) of the Exchange Act. The practical effect of these provisions is that executive officers and directors who purchase and sell Company Securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. These provisions are enforced by private plaintiff attorneys if the Company does not seek recovery on its own initiative. Under these provisions, and so long as certain other criteria are met, the receipt of an equity award under the Company’s equity incentive plans and the exercise of an option, the vesting of a restricted stock award or the settlement of restricted stock units is not deemed a “purchase” under Section 16(b) of the Exchange Act. However, the sale of any such shares on the open market is a “sale” under Section 16(b) and can be matched against any non-exempt purchase within the six months before or after such sale. Moreover, Section 16(c) prohibits short sales of Company Securities by executive officers and directors.

Special and Prohibited Transactions

8.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value. These transactions therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects and to reduce the seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited under the Policy unless part of an approved hedging transaction (see “Hedging Transactions” below). In addition, as noted above, Section 16(c) of the Securities Exchange Act of 1934, as amended (the Exchange Act) prohibits officers and directors from engaging in short sales.

(Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

9.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focus a director’s, officer’s or other employee’s attention on short- term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

10.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore, except as expressly permitted under the Company’s Anti-Hedging / Anti-Pledging Policy, Insiders are prohibited from engaging in any such transactions.

11.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan, except as expressly permitted under the Company’s Anti-Hedging / Anti-Pledging Policy. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

12.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined above under the heading “Specific Policies” and with any applicable Permission to Trade form provided to the Insider.

Consequences of Violations

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. The SEC, the stock exchanges and other regulatory authorities use sophisticated electronic surveillance techniques to uncover insider trading. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed disciplinary action, up to and including dismissal for cause and/or ineligibility for future participation in the Company’s equity incentive plans, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan in good faith. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade, and the person must act in good faith with respect to the plan. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in this Policy, a Rule 10b5-1 Plan must be approved in advance by the Compliance Representative and meet both the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted to the Compliance Representative for approval at least ten days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Prior to adoption of any Rule 10b5- 1 Plan, the person entering the Rule 10b5-1 Plan must certify to the Compliance Representative (a) that he or she is not aware of any Material Nonpublic Information, (b) is adopting the plan in good faith and not as a scheme to avoid the prohibition on insider trading, (c) all such trades to be made pursuant to the Rule 10b5-1 Plan will be made in accordance with the Exchange Act, the Securities Act of 1933, as amended, and applicable state securities laws, and (d) the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1. No approval by the Compliance Representative shall be considered the Compliance Representative’s or the Company’s approval that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be your sole responsibility in establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1. The existence of the foregoing approval procedures does not in any way obligate the Compliance Representative to approve any Rule 10b5-1 Plan. The Compliance Representative may reject any trading requests or Rule 10b5-1 Plans in his or her sole discretion. The Company reserves the right to require that additional provisions be included in a Rule 10b5-1 Plan with the objective of complying with Rule 10b5-1. The Company also reserves the right to require that transactions under a Rule 10b5-1 Plan be suspended during periods when the Company believes that legal, contractual or regulatory restrictions could prohibit such transactions or make them undesirable. These might include periods during which persons subject to this Policy have agreed with underwriters that they will not sell securities of the Company for specified periods before and after a public offering, or periods in proximity to a public offering during which SEC Regulation M prohibits purchases by affiliates.

The following guidelines apply to all Rule 10b5-1 Plans:

●	You may not enter into, modify or discretionarily terminate a trading program during a Blackout Period or while in possession of Material Nonpublic Information.
●	The Rule 10b5-1 Plan must include a representation from the person establishing the plan that he or she (a) is not aware of any Material Nonpublic Information and (b) is adopting the plan in good faith and not as a scheme to avoid the prohibition on insider trading.
●	Subject to limited exceptions, a person can enter into only one effective Rule 10b5-1 Plan at any time.
●	Subject to limited exceptions, a person can enter into only one “single trade” Rule 10b5-1 Plan in any 12-month period.
●	All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.
●	If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.
●	If a trading program is terminated, you must wait until the commencement of the next Window Period before a new Rule 10b5-1 Plan may be adopted.
●	The Rule 10b5-1 Plan must include a “cooling off” period such that (a) for all employees and any person other than a director or officer, trading under a Rule 10b5-1 Plan cannot begin until 30 days after the adoption or modification of the plan and (b) for directors and officers subject to Section 16 reporting obligations under the Exchange Act, trading under a Rule 10b5-1 Plan cannot begin until the later of (i) 90 days after adoption or modification of the Rule 10b5-1 Plan or (ii) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted, subject to a maximum cooling off period of 120 days.
●	Modifications to Rule 10b5-1 Plans will trigger a new cooling-off period if the modification changes the amount, price, or timing of trades, including a change to a formula that affects these inputs. Modifications do not trigger a new cooling-off period if they are immaterial or administrative, such as an adjustment for stock splits or a change in account information.
●	You may not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect. This prohibition includes but is not limited to any corresponding or hedging transaction with respect to the securities subject to the plan. An exception may be permitted, to the extent not unlawful, for a Rule 10b5-1 Plan that (a) relates solely to Company Securities acquired under the Company’s equity incentive plans and (b) is designed and actually operated to authorize the sale of only enough securities necessary to pay or otherwise discharge income or withholding tax obligations that accrue upon the exercise, vesting or settlement of awards under the Company’s equity incentive plan, in which case the Section 16 person must not otherwise exercise control over the timing of such sales. This exception does not apply to sales incident to the exercise of stock options.

Each director, officer and other Section 16 person understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short- swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

Other Limited Exceptions

An exception to the restrictions in the Policy may be permitted with the advance written approval of the Compliance Representative if all material information concerning the Company has been publicly disclosed or is known by both parties to the proposed transaction. This type of exception is intended to be used only in unusual circumstances, and an Insider should not assume that such an exception will be granted even if the pre-conditions to the exception are satisfied.

Compliance Representative

The Compliance Representative may delegate some or all of his or her duties under this Policy to other individuals. The Compliance Representative shall advise the Chair of the Nominating and Corporate Governance Committee of each such delegation. All matters concerning the application of this Policy to the Compliance Representative (including but not limited to pre-clearance of trades by the Compliance Representative or others whose transactions are restricted by this Policy because of their relationship to the Compliance Representative) shall be addressed by a designee who has been approved by the Chair of the Nominating and Corporate Governance Committee.

Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Representative, who can be reached by telephone at 805-921-3208 or by email at shawn.munsell@calavo.com or from Tom Li of TroyGould PC at 310-789-1228 or at tli@troygould.com.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned certifies that:

1.I have read and understand the Company’s Insider Trading Policy and agree to be governed by, and to comply with, the Insider Trading Policy at all times.

2.Since the date of the Insider Trading Policy stated on the first page hereof, or such shorter period of time that I have been an employee of the Company, I have complied with the Insider Trading Policy.

3.I will continue to comply with the Insider Trading Policy for as long as I am subject to the Insider Trading Policy.

(Signature)

(print name)
Date:

EXHIBIT A

INSIDER TRADING POLICY - PRE-CLEARANCE CHECKLIST

Individual Proposing To Trade:
Compliance Representative (or designee):
Proposed Trade:
Date:

Trading Window. Confirm that the trade will be made during an open Window Period.  ☐

Section 16 Compliance. Confirm, if the individual is a Section 16 Insider, that the proposed trade will not give rise to any potential short-swing liability under Section 16 as a result of matched past (or intended future) transactions. Also, ensure that a Form 4 has been or will be completed and will be filed within two (2) business days of the trade.  ☐

Prohibited Trades. Confirm that the proposed transaction is not a short sale, put, call or other prohibited transaction.  ☐

Rule 144 Compliance. To the extent applicable confirm that:

The current public information requirement has been met.  ☐

Shares to be sold are not restricted or, if restricted, the holding period has been met.  ☐

Volume limitations are not exceeded (confirm the individual is not part of an aggregated group).  ☐

The manner of sale requirements have been met.  ☐

The Notice on Form 144 has been completed and filed.  ☐

Rule 10b-5 Concerns. Confirm that:

The individual has been reminded that trading is prohibited while aware of Material Nonpublic Information.  ☐

The Compliance Representative (or designee) has discussed with the Insider any information known to the Insider that might be considered material, so that the Insider and the Compliance Representative (or designee) can make an informed judgment as to the Insider’s awareness of Material Nonpublic Information.  ☐

Signature of Compliance Representative (or designee)

EXHIBIT B

PERMISSION TO TRADE

              is hereby permitted to buy/sell [circle one] shares of the common stock of Calavo Growers, Inc.

[Include the following if sales to be made by affiliates pursuant to Rule 144. The securities must be sold in a broker’s transaction, and you may not solicit or arrange for the solicitation of an order to buy the securities you are selling, or make any payment in connection with the offer and sale to any person other than the broker who executes an order to sell the securities.]

The permission to sell will expire on the close of trading on            , 20     .

Very truly yours,

Signature of Legal Department Representative